Exhibit 8.2

Höegh LNG Partners LP
45 Reid Street
Hamilton, HM 12
Bermuda

Our reference: 29496.50007/

January 26, 2018

Registration Statement on Form F-3: Exhibit 8.2 Opinion

Dear Sirs:

We have acted as special counsel as to matters of the law of the Republic of the Marshall Islands (“Marshall Islands Law”) for Höegh LNG Partners LP, a Marshall Islands limited partnership (the “Partnership”), in connection with the issuance and sale by the Partnership from time to time of Common Units and 8.75% Series A Cumulative Redeemable Preferred Units, each representing limited partner interests in the Partnership, pursuant to the Partnership’s Registration Statement on Form F-3 (No. 333-213781) (the “Registration Statement”) and the prospectus supplement dated January 26, 2018 to the base prospectus dated November 16, 2016 (together, the “Prospectus”).

In rendering this opinion, we have examined originals or photocopies of all such documents, including (i) the Registration Statement and the Prospectus and (ii) certificates of public officials and of representatives of the Partnership and the Partnership’s general partner as we have deemed necessary. In such examination, we have assumed: (a) the legal capacity of each natural person, (b) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents reviewed by us in connection with the rendering of the opinion set forth herein are true, correct and complete and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us. As to any questions of fact material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid certificates.

This opinion is limited to Marshall Islands Law and is as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the facts as set forth in the Prospectus and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we hereby confirm that we have reviewed the discussion set forth in the Prospectus under the caption “Non-United States Tax Considerations – Marshall Islands Tax Consequences” and we confirm that the statements in such discussion, to the extent they constitute summaries of law or legal conclusions, unless otherwise noted, are the opinion of Watson Farley & Williams LLP with respect to Marshall Islands tax consequences as of the date of the Prospectus (except for the representations and statements of fact of the Partnership included under such caption, as to which we express no opinion).

We consent to the filing of this opinion as an exhibit to a report on Form 6-K of the Partnership, the discussion of this opinion in the Registration Statement and Prospectus, and to the references to our firm in the Registration Statement and the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder (the “Rules”) nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or related Rules.

Very truly yours,

Watson Farley & Williams LLP

/s/ Watson Farley & Williams LLP